Exhibit 99.1

FOR IMMEDIATE RELEASE

Accelera by Cummins, Daimler Truck and PACCAR Form a Joint Venture to Advance

Battery Cell Production in The United States

September 6, 2023, Columbus, Indiana, USA / Portland, Oregon, USA / Bellevue, Washington, USA – Accelera by Cummins, the zero-emissions business unit of Cummins Inc. [NYSE: CMI], Daimler Trucks & Buses US Holding LLC (a Daimler Truck Group Company; DAX: DTR0CK; “Daimler Truck”) and PACCAR [NASDAQ: PCAR] are partnering to accelerate and localize battery cell production and the battery supply chain in the United States. The planned joint venture will manufacture battery cells for electric commercial vehicles and industrial applications, creating highly desirable U.S. manufacturing jobs in the growing clean technology sector. Total investment is expected to be in the range of $2-3 billion for the 21-gigawatt hour (GWh) factory.

Accelera by Cummins, Daimler Truck and PACCAR will each own 30% of, and jointly control, the joint venture, which will initially focus on the lithium-iron-phosphate (LFP) battery technology family for commercial battery-electric trucks. The LFP battery cells produced by the joint venture will be able to offer several advantages compared to other battery chemistries, including lower cost, longer life, and enhanced safety, without the need for nickel and cobalt raw materials. Accelera by Cummins, Daimler Truck and PACCAR expect to see growing demand for battery technology throughout this decade and U.S. customers will benefit from a state-of-the-art dedicated battery cell factory. EVE Energy [SZSE:310004] will serve as the technology partner in the joint venture with 10% ownership and will contribute its industry-leading battery cell design and manufacturing know-how. EVE Energy is a global leader in the manufacture of LFP battery cells for the vehicle industry and is publicly traded on the Shenzhen stock exchange.

This strategic joint venture enables its owners to create the necessary scale for access to cost effective and differentiated battery cell technology, ultimately creating value for commercial vehicle customers in North America. “We have the responsibility to decarbonize in a way that is best for all of our stakeholders and the planet. This requires working closely with key partners. Today’s announcement reflects that action. Not only are we advancing a key technology solution for our customers, but accelerating the energy transition in the United States,” said Jennifer Rumsey, Cummins Chair and Chief Executive Officer.

“Our vision is the highest quality, locally produced battery technology to enhance the operations of our customers and help them achieve their operational and environmental goals,” said Preston Feight, PACCAR Chief Executive Officer.

Martin Daum, CEO of Daimler Truck said, “For Daimler Truck, partnerships and a strict focus on costs and smart capital allocation are the key levers to succeed on the path towards sustainable transportation. This planned joint venture enables economies of scale beyond Daimler Truck. It is a key puzzle piece of our battery industrialization strategy, ensuring access to the right battery cell technology at the right cost.”

Accelera by Cummins, Daimler Truck and PACCAR are leading the commercial vehicle sector’s transition to zero-emissions technologies. The partners are committed to reducing carbon emissions consistent with the Paris Climate Agreement.

The transaction is subject to customary closing conditions, and receipt of applicable merger control and regulatory approvals including the submission of a voluntary notice to the Committee on Foreign Investment in the United States (CFIUS).

###

About Accelera™ by Cummins:

Accelera by Cummins provides a diverse portfolio of zero-emissions solutions for the world’s most economically vital industries, empowering them to accelerate the transition to a sustainable future. Accelera, a business segment of Cummins Inc., is both a components supplier and integrator, focused on batteries, hydrogen fuel cells, e-axles, traction drive and electrolyzers. Accelera currently has operations in North America, across Europe and in Asia.

Cummins, a global power technology leader, is a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. Headquartered in Columbus, Indiana (U.S.), Cummins employs approximately 73,600 people committed to powering a more prosperous world. It operates a robust distribution and support network in more than 190 countries and territories. Cummins earned about $2.2 billion on sales of $28.1 billion in 2022.

To learn more about Accelera by Cummins, visit accelerazero.com.

About Daimler Truck

Daimler Truck Holding AG (“Daimler Truck”) is one of the world’s largest commercial vehicle manufacturers, with over 40 main locations and more than 100,000 employees around the globe. The founders of Daimler Truck have invented the modern transportation industry with their trucks and buses a good 125 years ago. Unchanged to this day, the company’s aspirations are dedicated to one purpose: Daimler Truck works for all who keep the world moving. Its customers enable people to be mobile and get goods to their destinations reliably, on time, and safely. Daimler Truck provides the technologies, products, and services for them to do so. This also applies to the transformation to CO2-neutral driving. The company is striving to make sustainable transport a success, with profound technological knowledge and a clear view of its customers’ needs. Daimler Truck’s business activities are structured in five reporting segments: Trucks North America (TN) with the truck brands Freightliner and Western Star and the school bus brand Thomas Built Buses. Trucks Asia (TA) with the FUSO, BharatBenz and RIZON commercial vehicle brands. Mercedes-Benz (MB) with the truck brand of the same name.

Daimler Buses (DB) with the Mercedes-Benz and Setra bus brands. Daimler Truck’s new Financial Services business (DTFS) constitutes the fifth segment, the product range in the truck segments includes light, medium and heavy trucks for long-distance, distribution and construction traffic and special-purpose vehicles used mainly in the municipal and vocational sector. The product range of the bus segment includes city buses, school buses and intercity buses, coaches and bus chassis. In addition to the sale of new and used commercial vehicles, the company also offers aftersales services and connectivity solutions and intercity buses, coaches and bus chassis. In addition to the sale of new and used commercial vehicles, the company also offers aftersales services and connectivity solutions.

About PACCAR

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR vehicles combine state-of-the-art diesel and zero-emissions powertrains with comprehensive PACCAR charging solutions and infrastructure support. PACCAR also provides financial services and information technology, and distributes truck parts related to its principal business. PACCAR’s premium trucks and transportation solutions drive the world to a better future.

Cummins Media Contact:

Jon Mills

+1-317-658-4540

jon.mills@cummins.com

Daimler Truck Media Contacts:

Jörg Howe

+49 160 8698000

joerg.howe@daimlertruck.com

Paul Mandaiker

+49 176 30999267

paul.mandaiker@daimlertruck.com

Anja Weinert

+1-669-600-1478

anja.weinert@daimlertruck.com

PACCAR Media Contacts:

Ken Hastings

+1-425-468-7530

ken.hastings@paccar.com

Rutger Kerstiens

+31 (0)40 214 2874

rutger.kerstiens@daftrucks.com